Exhibit 99.1

Contact:	Richard S. Martin Chief Financial Officer (800) 322-2644, x1907 Diane Caldwell Investor Relations (800) 322-2644, x1954

FOR IMMEDIATE RELEASE

SDI REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Bensalem, PA – August 4, 2003 – SDI (Strategic Distribution, Inc. – Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the second quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $37.4 million, as compared to revenues of $92.6 million and $40.7 million reported for the second quarter of 2002 and the first quarter of 2003, respectively.   The $55.2 million decrease in revenues from the second quarter of 2002 to the second quarter of 2003 was primarily attributable the termination of the Kraft Foods North America, Inc. (Kraft) integrated supply agreement, the termination of unprofitable In-Plant Store® contracts, and to weakness within our manufacturing and energy customer base. The termination of the Kraft integrated supply agreement accounted for $47.1 million of the reduction in revenues and was comprised of a one-time inventory sale of $26.2 million and revenues of $20.9 million that were reported in the second quarter of 2002.   The Company did not report any revenues from Kraft in the second quarter of 2003. The remaining decrease in revenues was attributable to the termination of unprofitable In-Plant Store® contracts and to the weakness within our manufacturing and energy customer base of $4.1 million and $4.0 million, respectively. The Company expects little improvement in same store revenues through the remainder of 2003.

The Company reported net income of $0.4 million or 12 cents per share in the second quarter of 2003 compared to a net loss of $2.2 million or 73 cents per share for the same period of the prior year. The second quarter of 2003 included a legal settlement that was more favorable than previously estimated by $0.7 million or 22 cents per share. The second quarter of 2002 results included a $4.5 million, or $1.46 per share impact attributable to the recognition of severance and long-lived asset impairment expenses related to the termination of the Kraft integrated supply services agreement and a $1.7 million, or 55 cent per share benefit from the one-time sale of the Kraft inventory.

First half revenues for 2003 were $78.1 million, compared to $165.0 million for the same period in the prior year.  The $86.9 million decrease in revenues from the first half of 2002 to the same period in 2003 was primarily attributable to the termination of the Kraft integrated supply agreement, the termination of unprofitable In-Plant Store® contracts, and to weakness within our manufacturing and energy customer base. The termination of the Kraft integrated supply agreement accounted for $70.3 million of the reduction in revenues and was comprised of a one-time inventory sale of $26.2 million and revenues of $44.1 million that were reported in the first half of 2002.   The Company did not report any revenues from Kraft in the first half of 2003. The remaining decrease in revenues was attributable to the termination of unprofitable In-Plant Store® contracts and to the weakness within our manufacturing and energy customer base of $7.1 million and $9.5 million, respectively.

The Company reported net income of  $0.4 million or 14 cents per share for the first half of 2003 compared to a net loss of $3.9 million or $1.27 per share for the same period of the prior year. The first half of 2003 included a legal settlement that was more favorable than previously estimated by $0.7 million or 22 cents per share. The Company would have reported a net loss of $0.3 million or 8 cents per share without the legal settlement. The first six months of 2002 results included the Kraft termination items previously discussed and a $1.9 million or 63 cents per share non-cash charge related to the first quarter adoption of the new accounting standard for goodwill.

The Company ended the quarter with $44.0 million of cash and equivalents, which represents a $2.4 million reduction during the quarter. The reduction is primarily attributable to the timing of working capital requirements.

Strategic Distribution’s President and Chief Executive Officer, Don Woodring, commented on the results stating, “While we are pleased with our progress toward profitability and with our new business prospects, we continue to feel the pass through impact from our manufacturing and energy customer base.  We are also pleased with the successful transition of operations back to El Paso Energy in July.”

Strategic Distribution will hold a conference call to discuss these results on August 5, 2003 at 8:30 a.m. Eastern Time.  To listen to this call, please click on the webcast link that is available on Strategic Distribution’s web site at www.in-plantstore.com.  The webcast will also be archived for later listening at the same web addresses.  The call will feature President and CEO, Don Woodring, and Chief Financial Officer, Rick Martin.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI and the In-Plant Store program can be found on the Company’s web site at www.in-plantstore.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2002 annual report as filed on Form 10-K with the Securities and Exchange Commission.

– Financial Table Follows –

STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$37,390	$92,582	$78,086	$164,974

Cost and expenses:
Cost of materials	29,314	78,182	61,427	136,630
Operating wages and benefits	3,233	5,197	6,631	10,902
Other operating expenses	1,014	1,845	2,029	3,844
Selling, general and administrative expenses	3,535	5,270	7,568	11,118
Severance and asset impairment expenses	—	4,500	—	4,500
Total costs and expenses	37,096	94,994	77,655	166,994
Operating income (loss)	294	(2,412)	431	(2,020)
Interest income	143	100	286	116
Income (loss) before income taxes and cumulative effect of accounting change	437	(2,312)	717	(1,904)
Income tax benefit (expense)	(65)	64	(290)	(75)
Income (loss) from operations before cumulative effect of accounting change	372	(2,248)	427	(1,979)
Cumulative effect of accounting change	—	—	—	(1,939)
Net income (loss)	$372	$(2,248)	$427	$(3,918)

Net income (loss) per common share - basic and diluted:
Income (loss) from operations	$0.12	$(0.73)	$0.14	$(0.64)
Cumulative effect of accounting change	—	—	—	(0.63)
Net income (loss)	$0.12	$(0.73)	$0.14	$(1.27)

Weighted average number of shares of common stock outstanding:
Basic	3,010,353	3,088,758	3,023,223	3,088,758
Diluted	3,026,064	3,088,758	3,036,357	3,088,758

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